Exhibit 10.2
Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan
[Initial][Annual] Non-Qualified Stock Option Grant Agreement for Directors

[AWARD DATE]

[Director Name]
[Director Address]

Dear [Director First Name]:

I am pleased to inform you (the “Participant) that the Board of Directors (the “Board”) of Cabot Microelectronics Corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, has approved your participation in the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, as amended and restated September 23, 2008 (the "Plan") in consideration of your [initial][annual] service as a Director of the Company. A Non-qualified Stock Option (“NQSO”) award (the “Award”) is hereby granted to the Participant pursuant to the terms of the Plan and this Non-Qualified Stock Option Agreement (the “Agreement”).  A copy of the Plan is enclosed.

Participant	Type of Grant	Number of Option Shares Granted	Exercise Price Per Share on Grant Date, [Annual Meeting Date for Annual; Date of Election/ Appointment for Initial]	Optionee ID Number
[Director Name]	Non-Qualified Stock Option	[_____]	[FMV/closing price on Grant Date, which is Annual Meeting Date for Annual; Date of Election/ Appointment for Initial]	[xxx-xx-xxxx]
	Grant Date [GD]	Vesting Dates	Expiration Date	Grant Number
	[Annual Meeting Date for Annual; Date of Election/ Appointment for Initial ]	[for annual grant: 25% 1st anniv. GD 25% 2d anniv. GD 25% 3d anniv. GD 25% 4th anniv. GD] [for initial grant: 25% GD 25% 1st anniv. GD 25% 2d anniv. GD 25% 3d anniv. GD]	10th anniv. GD	[xxxxxx]

This Agreement provides the Participant with the terms of the option (the “Option”) granted to the Participant.  The Option is not intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code (the “Code”).  The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Compensation Committee of the Board (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant as follows:

1.	Vesting and Exercise. The Award shall become vested and exercisable in accordance with the following table:

Installment	Vesting Date Applicable to Installment
25% 25% 25% 25%	For annual/initial: 1st anniv. GD/GD 2d anniv. GD/1st anniv. GD 3d anniv. GD/2d anniv. GD 4th anniv. GD/3d anniv. GD

The Award will be fully vested and exercisable in the event of a Change in Control, as defined in the Plan.  In the event of a Change in Control that constitutes a Covered Transaction (as defined in Section 7.3(c) of the Plan), the Committee may, in its sole discretion, terminate any or all outstanding Options as of the effective date of the Covered Transaction; provided that the Committee may not terminate an Option outstanding under this Agreement earlier than twenty (20) days following the later of (i) the date on which the Award became fully exercisable, and (ii) the date on which the Participant received written notice of the Covered Transaction.

Unless otherwise provided in this Agreement or the Plan, if the date of Participant’s termination of Service as a Director of the Company precedes the relevant Vesting Date, an installment shall not vest on the otherwise applicable Vesting Date and all Options subject to such installment shall immediately terminate as of the date of such termination of Service.

2.	Termination/Cancellation/Rescission. The Company may terminate, cancel, rescind or recover an Award immediately under certain circumstances, including, but not limited to, the Participant’s:

(a)	actions constituting Cause, as defined in the Plan, or the Company’s By-laws or Articles of Incorporation, as applicable;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Option or the termination of Participant’s Service with the Company;

(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party;

In the event of any such termination, cancellation, rescission or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the purchase price for such Stock shall be returned to the Participant, including any withholding requirements.

3.
Expiration.  The Option, including vested Options, shall not be exercisable after the Company’s close of business on the last business day that occurs on or prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)	[Ten Years from GD];

(b)	If the Participant’s termination of Service as a Director of the Company occurs by reason of Cause, the date preceding the date of such termination;

(c)
If the Participant’s termination of Service as a Director of the Company is for any reason other than (b) above, all Options vested and exercisable as of the date of termination will remain exercisable until [ten years from GD].  In such case of termination of Service as a Director of the Company occurring by reason of death or Disability, then any Options unvested prior to the date of such termination shall be fully vested and exercisable as of such date of termination. For purposes hereof, Disability shall have the meaning of permanent and total disability provided within the meaning of Section 22 (e)(3) of the Internal Revenue Code.

In the event that the Participant dies on or following the Participant’s termination date and prior to the Expiration Date without having fully exercised the Participant’s Options, then the authorized representative of the Participant’s estate shall be entitled to exercise the Award within such limits specified in subparagraphs (a) or (c).

To the extent that the Participant does not exercise the Option to the extent the Participant is entitled within the time specified in subparagraph (a) or (c) above, the Option shall immediately terminate.

4.
Method of Option Exercise. Subject to the terms of this Agreement and the Plan, the Participant may exercise, in whole or in part, the vested portion of the Option at any time by complying with any exercise procedures established by the Company in its sole discretion.  The Participant shall pay the exercise price for the portion of the Option being exercised to the Company in full, at the time of exercise, either:

(a)	in cash;

(b)
in shares of Stock having a Fair Market Value equal to the aggregate exercise price  for the shares of Stock being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such shares of Stock have been held by the Participant for no less than six (6) months;

(c)	partly in cash and partly in such shares of Stock; or

(d)
through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares of Stock being purchased (“cashless exercise”).

Anything to the contrary herein notwithstanding, the Option cannot be exercised and the Company shall not be obligated to issue any shares of Stock hereunder if the Company determines that the issuance of such shares would violate the provision of any applicable law, including the rules and regulations of any securities exchange on which the Stock is traded.  Please refer to Section 6.2(d) of the Plan for additional information.

5.	Taxes.

(a)
All deliveries and distributions under this Agreement are subject to all applicable taxes.  As a Director of the Company, the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”), as well as other relevant securities laws, and any surrender of previously owned shares to satisfy tax withholding obligations arising upon exercise of an Option, or a ‘cashless exercise’ must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), and other relevant law, regulations and Company guidelines.

(b)
If the Fair Market Value of a share of stock on the date the Participant exercises the Option is greater than the Exercise Price, the Participant will be taxed on the difference multiplied by the number of shares purchased with cash at the date of exercise.  This income is taxed as ordinary income and subject to various taxes.  The income will be reported to the Participant as part of the Participant’s compensation on the Participant’s annual Form 1099 issued by the Company.

(c)
If the Participant sells the shares acquired under the Option, a long-term or short-term capital gain or loss may also result depending on:  (i) the Participant’s holding period for the shares, and (ii) the difference between the Fair Market Value of the shares at the time of the sale and the Participant’s tax basis in the shares.  The holding period is determined from the date the Option is exercised.  Under current law, the capital gain or loss is long term if the property is held for more than one (1) year, and short term if the property is held for less than one (1) year. If the Exercise Price of an Option is paid in cash, the tax basis of the shares thereby acquired is the sum of (i) the Exercise Price paid for the shares, and (ii) the ordinary income, if any, determined by the difference between the Fair Market Value of the shares when exercised and the Exercise Price.

EACH PARTICIPANT IS URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, LOCAL AND OTHER TAX LAWS.

6.
Transferability.  The Option is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Option shall remain subject to the terms of the Plan.

7.
Adjustment of Shares.  In the event of any transaction described in Section 8.6 of the Plan, the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Exercise Price) shall be adjusted as set forth in Section 8.6 of the Plan.

8.
Not an Employment Contract; Shareholder Rights.  The grant of an Option does not confer on the Participant any contractual employment or shareholder rights.  The Participant will not have shareholder rights with respect to any shares of stock subject to the Option until the Option is exercised and the shares are issued and transferred on the books of the Company to the Participant.  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to such date, except as provided under the Plan.

9.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

10.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

11.
Notices.  Any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

12.	Governing Law. This Agreement shall be construed under the laws of the State of Illinois.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

CABOT MICROELECTRONICS CORPORATION

William P. Noglows
                                                                Chairman and Chief Executive Officer

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